Exhibits 5.1 and 23.2

J o h n D. T h o m a s, P. C.

11650 South State Street

Suite 240

Draper, Utah 84 020

(801) 816-2511

Fax: (801) 816-2599

jthomas@acadiagrp.com

October 5, 2017

The Board of Directors

EDGAR EXPRESS, INC.

11650 S. State Street, Suite 240

Draper, Utah 84020

(801) 816-2524

Re: Opinion and Consent of Counsel with respect to Registration Statement on Form S-1: Securities Act File No. _________

TO WHOM IT MAY CONCERN:

You have requested the opinion and consent of this law firm, as counsel, with respect to the proposed issuance and public distribution of certain securities of Edgar Express, Inc. (the “Company”) pursuant to the filing of a registration statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission.

The proposed registration statement relates to the registration of certain shares of common stock of the Company issued to the selling stockholders (the “Shares”), as more fully described in the Registration Statement. It is our opinion that the Shares of common stock have been issued, duly authorized, validly issued, fully paid and non-assessable shares of common stock of the Company in accordance with the General Corporation Law of the State of Wyoming, other relevant statutory provisions, all applicable provisions of the Wyoming Constitution, and reported decisions interpreting those laws.

We hereby consent to be named as counsel for Edgar Express, Inc. in the registration statement included therein.

Very truly yours,

JOHN D. THOMAS, P.C.

/s/ John D. Thomas_________

John D. Thomas, Esq.

President